As filed with the Securities and Exchange Commission on December 12, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-1718107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 108th Avenue NE, Suite 1200

Bellevue, Washington 98004

(425) 201-6100

(Address including zip code, and telephone number, including area code, of principal executive offices)

INFOSPACE, INC. RESTATED 1996 FLEXIBLE STOCK INCENTIVE PLAN

(Full title of the plan)

John M. Hall

Senior Vice President, General Counsel and Corporate Secretary

InfoSpace, Inc.

601 108th Avenue NE, Suite 1200

Bellevue, Washington 98004

(425) 201-6100

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Patrick J. Schultheis, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104

(206) 883-2500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.0001 par value	5,000,000 shares	$20.02	$100,100,000	$10,710.70

(1)	The number of shares of common stock, par value $.0001 per share, stated above consists of the aggregate number of shares which may be sold (i) upon the exercise of options which have been granted under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan and (ii) upon the exercise of options or issuance of stock awards which may hereafter be granted under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act and is based on the average of the high and low prices per share of the Common Stock on the Nasdaq Global Market as of a date (December 7, 2006) within five business days prior to filing this Registration Statement.

INFOSPACE, INC.

REGISTRATION STATEMENT ON FORM S-8

Registration of Additional Securities

The contents of the Registrant’s Registration Statements on Form S-8 as filed with the Commission on December 18, 1998 (File No. 333-69165), June 25, 1999 (File No. 333-81593), July 27, 2000 (File No. 333-42340) and April 6, 2001 (File No. 333-58420) are incorporated herein by reference. The Registrant is registering 5,000,000 shares of its Common Stock pursuant to this Registration Statement, all of which are reserved for issuance under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan. Under the prior Form S-8s, the Registrant registered a total of 5,395,603 shares of its Common Stock that had been or were eligible to be issued under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan.

Item 8. Exhibits.

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation

4.2(1)	Amended and Restated Bylaws

4.3(3)	InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan

4.4(2)	Form of InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan Nonqualified Stock Option Letter Agreement

4.5(3)	Form of InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

(1)	Incorporated by reference to the Annual Report on form 10-K filed by the Registrant for the year ended December 31, 2002.
(2)	Incorporated by reference to the Annual Report on form 10-K filed by the Registrant for the year ended December 31, 2005.
(3)	Incorporated by reference to the Current Report on Form 8-K filed by the Registrant on December 11, 2006.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i) and (ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 11, 2006.

INFOSPACE, INC.

By:	/s/ Allen M. Hsieh
Allen M. Hsieh, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Bruce Easter, Jr. and Allen M. Hsieh, and each of them, as his or her attorneys-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James F. Voelker James F. Voelker	Chairman, Chief Executive Officer and President (Principal Executive Officer)	December 11, 2006

/s/ Allen M. Hsieh Allen M. Hsieh	Chief Financial Officer (Principal Accounting and Financial Officer)	December 11, 2006

/s/ John E. Cunningham, IV John E. Cunningham, IV	Director	December 11, 2006

Jules Haimovitz	Director	December , 2006

/s/ Richard D. Hearney Richard D. Hearney	Director	December 11, 2006

/s/ Lewis M. Taffer Lewis M. Taffer	Director	December 11, 2006

George M. Tronsrue III	Director	December , 2006

/s/ Vanessa A. Wittman Vanessa A. Wittman	Director	December 11, 2006

INDEX TO EXHIBITS

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation

4.2(1)	Amended and Restated Bylaws

4.3(3)	InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan

4.4(2)	Form of InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan Nonqualified Stock Option Letter Agreement

4.5(3)	Form of InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

(1)	Incorporated by reference to the Annual Report on form 10-K filed by the Registrant for the year ended December 31, 2002.
(2)	Incorporated by reference to the Annual Report on form 10-K filed by the Registrant for the year ended December 31, 2005.
(3)	Incorporated by reference to the Current Report on Form 8-K filed by the Registrant on December 11, 2006.